UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 10, 2007

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2007, Genworth Financial, Inc. (the “Company”) and Sun Life Financial Inc. (the “Buyer”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company agreed to sell 100% of the outstanding capital stock of Genworth Life and Health Insurance Company (“GHLIC”), Genworth Administrators, Inc. (“GEGA”), Dental Holdings, Inc. (“DHI”), which owns 100% of the capital stock of California Benefits Dental Plan, Inc., and Professional Insurance Company (“PIC”) (collectively the “Stock Sale Companies”), to the Buyer (the “Transaction”) for $650.0 million in cash (the “Purchase Price”), subject to adjustment as described below. The Stock Sale Companies are principally engaged in the sale and administration of individual and group insurance products and other employment-based benefits and services.

The Stock Purchase Agreement provides for an initial closing and a second closing if, on the initial closing date, all conditions to the Transaction have been satisfied or waived, except that approvals required for the sale of the DHI capital stock have not yet been received. Under these circumstances, the Purchase Price will be reduced by the portion of the Purchase Price attributed to the DHI capital stock and the Company and the Buyer will proceed to closing with respect to the sale of the capital stock of GHLIC, GEGA, and PIC. As promptly as practicable following the initial closing, the Company and the Buyer will proceed with the sale of the DHI capital stock for the portion of the Purchase Price attributed to the DHI capital stock, plus interest thereon.

As of the initial closing, the Purchase Price will be adjusted based on the difference between $280.4 million and the estimated closing equity of the Stock Sale Companies on the closing date as determined under the Stock Purchase Agreement and estimated immediately prior to the initial closing (the “Adjusted Purchase Price”). The Adjusted Purchase Price will be subject to further adjustment based on an audit of the Stock Sale Companies. In the event that the final closing equity is less than the estimated closing equity, the Company will pay to the Buyer the difference, plus interest thereon. In the event that the final closing equity is greater than the estimated closing equity, the Buyer will pay to the Company the difference, plus interest thereon.

The Stock Purchase Agreement contains customary representations, warranties, agreements, indemnification rights and termination provisions. The Stock Purchase Agreement also contains a non-compete provision. Subject to certain exceptions, the Company has agreed under the non-compete provision that among other things it will not engage, directly or indirectly, in the lines of businesses engaged in by the Stock Sale Companies as of the initial closing within any jurisdiction in which the Stock Sale Companies operate in the United States for a period of thirty months following the execution of the Stock Purchase Agreement.

The Stock Purchase Agreement provides that the Company and the Buyer will enter into a transition services agreement (the “Transition Services Agreement”), to be effective as of the initial closing date, pursuant to which the Company will provide transition services to the Stock Sale Companies. The transition services generally consist of ongoing operational support of the Stock Sale Companies during the transition of the acquired businesses to the Buyer, which is expected to be completed within eighteen months after the initial closing.

The Stock Purchase Agreement also provides that the Company and the Buyer will enter into a trademark license agreement (the “Trademark License Agreement”), pursuant to which the

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Company agreed to grant a limited, terminable, royalty-free license to the Stock Sale Companies for certain registered and unregistered trademarks, service marks, trade names, Internet domain names and other designations of source or origin which are owned by and remain the property of the Company (the “Licensed Marks”). The Trademark License Agreement permits the Stock Sale Companies to continue to use the Licensed Marks after consummation of the Transaction for the limited time necessary to allow the Stock Sale Companies to adopt new corporate names and new marks.

The consummation of the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction or waiver of customary closing conditions, including receipt of regulatory and third party approvals including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The initial closing is expected to occur in the second quarter of 2007.

The foregoing summary of the Stock Purchase Agreement is qualified in its entirety by reference to the complete text thereof, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

2.1	Stock Purchase Agreement, dated as of January 10, 2007, by and between Genworth Financial, Inc. and Sun Life Financial, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: January 12, 2007	By:	/s/ Scott R. Lindquist
Scott R. Lindquist
Vice President and Controller

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EXHIBIT INDEX

Exhibit Number	Exhibit
2.1	Stock Purchase Agreement, dated as of January 10, 2007, by and between Genworth Financial, Inc. and Sun Life Financial, Inc.

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